Exhibit 99.1

Wells Real Estate Funds

Message to Wells REIT II Investors from Leo Wells

I am pleased to enclose this newsletter as a means of keeping you informed of developments with your Wells REIT II investment. But first, I want to take a moment to extend our deepest condolences to those affected by Hurricane Katrina and let you know that Wells is contributing time and money to relief efforts. While human needs are of utmost concern, we also want to reassure you that no Wells-owned buildings were harmed in any way by the storm.

In this issue, we’ll talk about where Wells REIT II is in its life cycle and give you an update on its vital statistics as of August 31, 2005. On the back page, we feature recent property news, including some key acquisitions for the portfolio.

Status of Wells REIT II

If Wells REIT II is the first nontraded REIT you’ve invested in, it may be helpful to understand the life cycle that is common to all nontraded REITs and where Wells REIT II currently falls in this life cycle. Wells REIT II is in the Property Acquisition phase – that is, investors’ funds are being used to purchase properties that fit the portfolio’s investment criteria.

These criteria include:

•	Class-A office and industrial properties in U.S. metropolitan markets

•	Long-term leases

•	Primarily highly creditworthy tenants

•	Diversification across geographic markets, varying lease terms, and industries

Started Nov. 2003	Wells REIT II is here		Oct. 2015 or before
Fundraising	Property Acquisition	Portfolio Management	Exit Strategies	List
Extend

Liquidate

• Statement of investment objectives and intended use of net proceeds from offering • Commencement of receiving investor monies

•      Funds used for property purchases

•      Portfolio achieves greater diversification

•      Portfolio begins to take shape in accordance with stated investment objectives

•      Property assets are actively monitored and managed

•      Property assets are actively monitored and managed

•      Program matures and may experience:

•      Acquisitions

•      Lease renewals/New leases

•      Dispositions

•      Reinvestments

•      Payouts to investors

•      Additional acquisitions

•      Portfolio valuation/appraisal three years after completion of offering

•      Nears completion of its life cycle

•      List:

May be listed on public exchange — shares would become tradable and may be sold for cash

•      Extend:

Could be extended by shareholder vote — current program would continue as is

•      Liquidate:

Assets may be sold or liquidated — proceeds would be distributed to investors after payment of fees and expenses

During this active phase of portfolio building and acquisition, our real estate teams are tasked with selecting the right properties to fit Wells REIT II’s investment criteria and support its income objectives. This includes detailed analyses of market conditions, regional opportunities, and real estate trends. As Wells REIT II continues to acquire properties, its goals are to increase assets under management and geographic representation, as well as enjoy greater diversification.

As we move forward and reach new milestones, we will keep you informed of what they mean to you as an investor. As always, we appreciate the confidence you’ve placed in us to manage Wells REIT II to its fullest potential.

Sincerely,

Leo F. Wells III
President
Wells Real Estate Funds

Wells Real Estate Funds

WELLS REIT II PORTFOLIO UPDATE

Portfolio Details	(Data as of August 31, 2005)
Assets Under Management	$1,589,200,000
Total Buildings	34
Total Square Footage	7,756,831
States Represented	15*
Major Industries Represented	28
Total Tenants	130
Total % Leased	97.1%
Average Lease Term Remaining	8.4 Years
% Office Properties	98.8%
% Industrial Properties	1.2%

*	Includes District of Columbia.

Property News

4100/4300 Wildwood Parkway

Atlanta, Georgia

Major tenant: BlueLinx Corporation

•	Signed seven-year lease extension to January 2019.

•	Tenant is America’s largest building products distributor based on revenue and occupies 100% of two buildings, consisting of 250,000 square feet.

•	Properties were purchased in September 2004 as part of a four-building acquisition totaling 832,000 square feet within the 2.5-million-square-foot Wildwood office park. Other Wells buildings include 4200 Wildwood Parkway and 2500 Windy Ridge Parkway.

One Robbins Road and Four Robbins Road

Westford (Boston), Massachusetts

Major tenant: Lucent Technologies

•	Acquired majority interest in Nashoba Corporate Center, a two-building, Class-A office and research and development property encompassing over 458,000 square feet.

•	Buildings are 100% occupied by Lucent, a leading designer and builder of networks, communications systems and software, and data networking systems. Company is on a long-term lease through January 2017.

•	Located in the I-495 North submarket, both buildings are part of a 95-acre corporate campus that overlooks the Nashoba Valley Ski Area.

215 Diehl Road

Naperville (Chicago), Illinois

Major tenant: ConAgra Foods

•	Purchased four-story, 161,865-square-foot Class-A office building situated on 7.5 acres in the East-West Corridor of Chicago.

•	ConAgra Foods is currently #84 on the FORTUNE 500 list and a top producer of frozen and packaged foods.

•	Building features excellent visibility and multi-directional access to I-88 and O’Hare International Airport.

6200 The Corners Parkway, Norcross, GA 30092-3365 • 800-448-1010 • www.wellsref.com

©2005 Wells Real Estate Funds

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. We make no representations or warranties (express or implied) about the accuracy of any such forward-looking statements contained in this document, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This is neither an offer nor a solicitation to purchase securities.